Exhibit 10.13

EXECUTION COPY

Published CUSIP Number:

$250,000,000

AMENDED AND RESTATED FIVE-YEAR

CREDIT AGREEMENT

Among

FMC TECHNOLOGIES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and a L/C Issuer,

and

The Lenders Named Herein,

as Lenders

BANC OF AMERICA SECURITIES LLC,

and

DNB NOR BANK ASA,

as Joint Lead Arrangers and Book Managers

DNB NOR BANK ASA,

as Syndication Agent

THE BANK OF TOKYO MITSUBISHI, LTD.,

COÖPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A., “RABOBANK

NEDERLAND” NEW YORK BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of November 10, 2005

i	$250,000,000 Amended and Restated Five-Year Credit Agreement

5.09	Full Disclosure.	35
5.10	Compliance with Laws.	35
5.11	Regulated Status.	35

ARTICLE VI. AFFIRMATIVE COVENANTS		35
6.01	Information.	35
6.02	Payment of Obligations.	37
6.03	Maintenance of Property; Insurance.	37
6.04	Inspection of Property, Books and Records.	38
6.05	Maintenance of Existence, Rights, Etc.	38
6.06	Use of Proceeds.	38
6.07	Compliance with Laws.	38

ARTICLE VII. NEGATIVE COVENANTS		38
7.01	Liens.	38
7.02	Consolidations, Mergers and Sales of Assets.	39
7.03	Use of Proceeds.	40
7.04	Reserved.	40
7.05	Restricted Subsidiary Debt.	40
7.06	Restricted Payments.	40
7.07	Investments in Unrestricted Subsidiaries.	41
7.08	Limitations on Upstreaming.	41
7.09	Transactions with Affiliates.	41
7.10	Financial Covenants.	41

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		41
8.01	Events of Default.	41
8.02	Application of Funds.	43

ARTICLE IX. ADMINISTRATIVE AGENT		44
9.01	Appointment and Authority.	44
9.02	Rights as a Lender.	44
9.03	Exculpatory Provisions.	44
9.04	Reliance by Administrative Agent.	45
9.05	Delegation of Duties.	45
9.06	Resignation of Administrative Agent.	45
9.07	Non-Reliance on Administrative Agent and Other Lenders.	46
9.08	No Other Duties, Etc.	46
9.09	Administrative Agent May File Proofs of Claim.	46
9.10	Indemnification of Administrative Agent.	47

ARTICLE X. MISCELLANEOUS		47
10.01	Amendments, Etc.	47
10.02	Notices; Effectiveness; Electronic Communication; Facsimile Signatures.	48
10.03	No Waiver; Cumulative Remedies.	50
10.04	Attorney Costs, Expenses and Taxes.	50
10.05	Indemnification by the Borrower.	51
10.06	Payments Set Aside.	51
10.07	Successors and Assigns.	52
10.08	Confidentiality.	54
10.09	Set-off.	55

ii	$250,000,000 Amended and Restated Five-Year Credit Agreement

10.10	Interest Rate Limitation.	55
10.11	Counterparts.	55
10.12	Integration.	55
10.13	Survival of Representations and Warranties.	55
10.14	Severability.	56
10.15	Removal and Replacement of Lenders.	56
10.16	Governing Law.	56
10.17	Waiver of Right to Trial by Jury.	57
10.18	Time of the Essence.	57
10.19	USA Patriot Act Notice.	57
10.20	Restatement of Existing Credit Agreement.	57
10.21	Termination of Commitments Under 2001 Credit Agreement.	57

iii	$250,000,000 Amended and Restated Five-Year Credit Agreement

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

THIS AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT is entered into as of November 10, 2005, among FMC TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (defined below) and a L/C Issuer (defined below).

The Borrower, certain of the Lenders, certain other financial institutions, Bank of America, N.A., as administrative agent, and certain other agents have heretofore entered into that certain Five-Year Credit Agreement dated as of April 8, 2004 (as heretofore amended or modified, the “Existing Credit Agreement”).

The Borrower has requested that the Existing Credit Agreement be amended in certain respects and, as so amended, be restated in its entirety, and the Lenders, the Administrative Agent and the other agents party hereto are willing to so amend and restate the Existing Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

2001 Credit Agreement has the meaning specified in Section 4.01(a)(ix).

Additional Commitment Lender has the meaning specified in Section 2.15(d).

Adjusted Total Debt means, at any date, the Debt of the Borrower and its Consolidated Restricted Subsidiaries, determined on a consolidated basis as of such date.

Administrative Agent means Bank of America in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth below its signature hereto, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Questionnaire means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Aggregate Commitments has the meaning specified in the definition of “Commitment.”

1	$250,000,000 Amended and Restated Five-Year Credit Agreement

Agreement means this Amended and Restated Five-Year Credit Agreement (as the same may hereafter be amended, modified, supplemented or restated from time to time).

Applicable Rate means the following percentages per annum, based upon the Debt Rating:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Eurodollar Rate +	Utilization Fee
			Letter of Credit Fee
1	>A-/A3	.065%	.210%	.100%
2	BBB+/Baa1	.080%	.270%	.100%
3	BBB/Baa2	.100%	.350%	.100%
4	BBB-/Baa3	.125%	.500%	.125%
5	<BB+/Ba1	.175%	.575%	.125%

Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the average Debt Rating (or the higher of two intermediate Debt Ratings) shall apply. If neither of the foregoing rating agencies issues a Debt Rating, Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Approved Fund has the meaning specified in Section 10.07(h).

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an assignment and assumption substantially in the form of Exhibit F.

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel.

Auto-Extension Letter of Credit has the meaning specified in Section 2.03(b)(iii).

Bank of America means Bank of America, N.A.

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

2	$250,000,000 Amended and Restated Five-Year Credit Agreement

Base Rate Loan means a Loan that bears interest at the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower has the meaning specified in the introductory paragraph hereof.

Borrower Materials has the meaning specified in Section 6.01.

Borrowing means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

Change of Control means an event or series of events by which:

(a) any Person or two or more Persons acting in concert (other than a Plan or Plans) shall, after the Closing Date, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Borrower; or

(b) during any period of 12 consecutive months commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month (or lesser) period were directors of the Borrower (together with any new directors whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower.

Closing Date means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with this Agreement.

Code means the Internal Revenue Code of 1986.

Commitment means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01, as such amount may be increased or decreased from time to time in accordance with this Agreement (collectively, the “Aggregate Commitments”).

3	$250,000,000 Amended and Restated Five-Year Credit Agreement

Commitment Increase Agreement has the meaning specified in Section 2.14.

Common Stock means all capital stock of an issuer, except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

Compensation Period has the meaning specified in Section 2.11(d)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit E.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent included in determining Consolidated Net Income for such period, the sum of (a) total income tax expense of the Borrower and its Consolidated Restricted Subsidiaries, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense of the Borrower and its Consolidated Restricted Subsidiaries, (d) amortization of intangibles (including goodwill) and organization costs of the Borrower and its Consolidated Restricted Subsidiaries and (e) any other non-cash charges, minus, to the extent included in determining Consolidated Net Income for such period, any non-cash credits of the Borrower and its Consolidated Restricted Subsidiaries.

Consolidated Interest Expense means, for any period with respect to the Borrower and its Consolidated Restricted Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest, minus (c) interest income for such period.

Consolidated Net Income means, for any period, the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries for such period, excluding, without duplication, (i) extraordinary items, (ii) the effect of cumulative changes in generally accepted accounting principles and (iii) any income (or loss) of any Unrestricted Subsidiary during such period, except to the extent of dividends received during such period by the Borrower or by a Consolidated Restricted Subsidiary.

Consolidated Restricted Subsidiary means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

Consolidated Subsidiary means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Debt of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such Person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance program), (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business, (d) all obligations (contingent or non-contingent) of such Person to reimburse any L/C Issuer or any other Person in respect of amounts payable or paid under a financial standby letter of credit or similar instrument, (e) all obligations of such Person as lessee under capital leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (g) all Guaranty Obligations of such Person in respect of the Debt of any other Person

4	$250,000,000 Amended and Restated Five-Year Credit Agreement

Debt Rating has the meaning specified in the definition of “Applicable Rate.”

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided that (i) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, and (ii) with respect to fees applicable to Letters of Credit, a rate equal to the Applicable Rate for Letters of Credit plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

Dollar and $ mean lawful money of the United States of America.

Eligible Assignee has the meaning specified in Section 10.07(h).

Enforceable Judgment means a judgment or order of a court or arbitral or regulatory authority as to which the period, if any, during which the enforcement of such judgment or order is stayed shall have expired. A judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an Enforceable Judgment so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be.

Environmental Laws means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

5	$250,000,000 Amended and Restated Five-Year Credit Agreement

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Group means the Borrower, any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

Eurodollar Rate means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Eurodollar Reserve Percentage means, with respect to any Lender for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) applicable to such Lender with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Event of Default means any of the events or circumstances specified in Article VIII.

Existing Credit Agreement has the meaning specified in the recitals hereof.

Extension Date has the meaning specified in Section 2.15(a).

Existing Letters of Credit means the Letters of Credit heretofore issued pursuant to the Existing Credit Agreement and described on Schedule 1.01.

Existing Maturity Date has the meaning specified in Section 2.15(a).

Extending Lender has the meaning specified in Section 2.15(b).

Facility Fee has the meaning specified in Section 2.08(a).

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

6	$250,000,000 Amended and Restated Five-Year Credit Agreement

Fee Letters means (a) that certain letter agreement dated October 14, 2005, among the Borrower, Bank of America and Banc of America Securities LLC and (b) that certain letter agreement dated October 14, 2005, between the Borrower and DnB NOR Bank ASA, each related to the credit facility evidenced hereby.

FMC Technologies B.V. means FMC Technologies B.V., a private company with limited liability (besloten vennootschap met bepertke aansprakelijkheid) incorporated under the laws of The Netherlands.

Fund has the meaning specified in Section 10.07(h).

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Honor Date has the meaning specified in Section 2.03(c)(i).

Indemnified Liabilities has the meaning specified in Section 10.05.

Indemnitees has the meaning specified in Section 10.05.

Information has the meaning specified in Section 10.08.

Interest Payment Date means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and, as to any Lender, its Maturity Date.

7	$250,000,000 Amended and Restated Five-Year Credit Agreement

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date 7 or 14 days (subject to availability to all Lenders) or one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period (other than a 7 or 14 day Interest Period) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period applicable to any Loan of any Lender shall extend beyond the then effective Maturity Date of such Lender.

Investee has the meaning specified in the definition of Investment.

Investment means any investment by any Person (the “Investor”) in any other Person (the “Investee”), whether by means of share purchase, capital contribution, loan, time deposit, incurrence of Guaranty Obligation or otherwise. It is understood that neither (a) an item reflected in the financial statements of the Investor as an expense nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (such as by reason of increased retained earnings of the Investee) constitutes the making or acquisition of an Investment for purposes hereof.

Investor has the meaning specified in the definition of Investment.

IRS means the United States Internal Revenue Service.

ISP has the meaning specified in Section 2.03(h).

Joinder Agreement has the meaning specified in Section 2.14.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

L/C Advance means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when honored or refinanced as a Borrowing.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the renewal or increase of the amount thereof.

8	$250,000,000 Amended and Restated Five-Year Credit Agreement

L/C Issuer means with respect to each Letter of Credit issued or, in the case of each Existing Letter of Credit, deemed issued hereunder, Bank of America or such other Lender that has issued or agreed to issue such Letter of Credit at the request of the Borrower and that is reasonably acceptable to the Administrative Agent, in its capacity as the issuer of such Letter of Credit, and L/C Issuers means, collectively, all of such L/C Issuers.

L/C Obligations means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender has the meaning specified in the introductory paragraph hereof and, as the context requires, includes each L/C Issuer.

Lending Office means, as to any Lender, the office or offices of such Lender described as such on the Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent in writing.

Letter of Credit means any standby letter of credit issued or deemed issued hereunder, including each Existing Letter of Credit.

Letter of Credit Application means an application and agreement for the issuance or amendment of a standby letter of credit in the form from time to time in use by the applicable L/C Issuer.

Letter of Credit Expiration Date means the day that is 7 days prior to the last occurring Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Sublimit means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

Lien means with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

Loan has the meaning specified in Section 2.01.

Loan Documents means this Agreement, each Note, the Fee Letters and each Request for Credit Extension.

Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which if in writing, shall be substantially in the form of Exhibit A.

Majority Lenders means, as of any date of determination, Lenders whose Voting Percentages aggregate 51% or more.

9	$250,000,000 Amended and Restated Five-Year Credit Agreement

Material Adverse Effect means an effect that results in or causes a material adverse effect (a) on the business, financial condition or operations of the Borrower and its Consolidated Subsidiaries, taken as a whole or (b) on the legality, validity or enforceability of this Agreement, any Note or either Fee Letter.

Material Financial Obligations means a principal or face amount of Debt (other than Debt under this Agreement) and/or payment in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

Material Plan means any Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

Material Subsidiary means any Restricted Subsidiary in which the Borrower has an Investment, direct or indirect, of at least $5,000,000.

Maturity Date means, for each Lender, (a) the fifth year anniversary of the date of this Agreement, as such date may be extended for such Lender pursuant to Section 2.15 or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

Maximum Rate has the meaning specified in Section 10.10.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

Non-Extending Lender has the meaning specified in Section 2.15(b).

Non-Extension Notice Date has the meaning specified in Section 2.03(b)(iii).

Note means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

Notice Date has the meaning specified in Section 2.15(b).

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

Other Taxes has the meaning specified in Section 3.01(b).

Outstanding Amount means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

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Participant has the meaning specified in Section 10.07(d).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Platform has the meaning specified in Section 6.01.

Principal Officer means, with respect to the Borrower, any of the following officers: Chairman of the Board, President, Secretary, Treasurer, any Vice President, or Director, Treasury Operations. If any of the titles of the preceding officers are changed after the date hereof, the term “Principal Officer” shall thereafter mean any officer performing substantially the same functions as are currently performed by one or more of the officers listed in the first sentence of this definition.

Pro Rata Share means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the tenth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

Public Lender has the meaning specified in Section 6.01.

Qualification means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a “subject to” or “except for” statement therein) (a) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (b) as to the capability of the Person whose financial statements are certified to continue operations as a going concern or (c) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default; provided that neither of the following shall constitute a Qualification: (i) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred or (ii) a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

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Register has the meaning specified in Section 10.07(c).

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Request for Credit Extension means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

Required Lenders means, as of any date of determination, Lenders whose Voting Percentages aggregate 66 2/3% or more.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

Restricted Subsidiary means any Subsidiary other than an Unrestricted Subsidiary.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

Surviving Contingent Obligations means contingent obligations arising under provisions of this Agreement that by their terms survive the termination hereof.

Taxes has the meaning specified in Section 3.01.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

Unreimbursed Amount has the meaning specified in Section 2.03(c)(i).

Unrestricted Subsidiary means any Subsidiary that is, from time to time, declared to be an Unrestricted Subsidiary by the Borrower in a writing to the Administrative Agent; provided that no Subsidiary may be designated as an Unrestricted Subsidiary if (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, or (ii) a Default or Event of Default would result from such designation.

Utilization Fee has the meaning specified in Section 2.08(b).

Voting Percentage means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the tenth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Loans plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the Outstanding Amount of all Loans and L/C Obligations.

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1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, unless or until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders. The Administrative Agent shall promptly notify the Lenders of any notice received from the Borrower pursuant to this Section 1.03.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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1.06 Letter of Credit Amounts. For the purpose of determining the amount of an L/C Credit Extension that may be made hereunder, unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum amount available for drawing on such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to such Lender’s Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, (a) the Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments and (b) the Outstanding Amount of the Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of or conversion to Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Principal Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans for a new Interest Period, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of

14	$250,000,000 Amended and Restated Five-Year Credit Agreement

the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01 or 4.02, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and, second, to the Borrower as provided above.

(c) During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be at any one time more than five Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Administrative Agent shall not have received a copy of the Letter of Credit Application for such L/C Credit Extension and such L/C Issuer shall not have obtained confirmation from the Administrative Agent that such L/C Credit Extension is permitted hereunder, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitments, (y) the Outstanding Amount of the Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender’s Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder.

15	$250,000,000 Amended and Restated Five-Year Credit Agreement

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(E) such Letter of Credit is in a face amount less than $100,000 (or such lesser amount as is acceptable to such L/C Issuer) or is denominated in a currency other than Dollars.

(iii) No L/C Issuer shall amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Principal Officer of the Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment

16	$250,000,000 Amended and Restated Five-Year Credit Agreement

thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. The applicable L/C Issuer shall (subject, if the Letter of Credit Application requests an L/C Credit Extension, to (x) receipt by such L/C Issuer of confirmation from the Administrative Agent that such L/C Credit Extension is permitted hereunder (which the Administrative Agent agrees to issue on a prompt basis) and (y) the terms and conditions hereof), on the requested date, issue or amend the applicable Letter of Credit in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) at least five Business Days prior to the Business Day immediately preceding the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the applicable L/C Issuer shall have no obligation to permit the renewal of any Auto-Extension Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York time, on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an

17	$250,000,000 Amended and Restated Five-Year Credit Agreement

“Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of such L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand, together with interest which shall accrue at the Base Rate until such time as the Required Lenders elect in writing that such L/C Borrowing shall accrue interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Material Adverse Effect or a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall (without limiting or waiving any claim that the Borrower may have against the applicable L/C Issuer) be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee

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in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (within 3 Business Days) notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If, as of the last occurring Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall, upon the request of the Administrative Agent (made at the request of the Majority Lenders), immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the last occurring Maturity Date).

(h) Applicability of ISP or UCP. Either the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) or the rules of the “Uniform Customs and Practice for

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Documentary Credits (Publication No. 500)” published by the International Chamber of Commerce, as expressly agreed upon by the Borrower and the applicable L/C Issuer when a Letter of Credit is issued, shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a per annum Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate times the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the date such Letter of Credit expires. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the written request of the Required Lenders, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in an amount set forth in the applicable Fee Letter (or otherwise agreed between the Borrower and such L/C Issuer), payable on the actual daily maximum amount available to be drawn under such Letter of Credit. Such fronting fee shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, and on the date such Letter of Credit expires. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, administration, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, provided that Base Rate Loans borrowed pursuant to Section 2.03(c)(i) may be prepaid in full in an amount equal to the amount so borrowed. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

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(b) If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

2.05 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations, without penalty or premium; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued to the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. On the Maturity Date for each Lender, the Borrower shall repay to such Lender the aggregate principal amount of Loans made by such Lender to the Borrower that are outstanding on such date.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) Upon the request of the Administrative Agent (made with the written consent or at the written direction of the Required Lenders) at any time an Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations owing by the Borrower (which shall include past-due interest and fees to the fullest extent permitted by applicable Law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum fee (the “Facility Fee”) equal to the Facility Fee rate set forth in the definition of Applicable Rate times the actual daily amount of the Aggregate Commitments, regardless of usage. The Facility Fee payable to each Lender shall accrue at all times from the date hereof until the Maturity Date for such Lender and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to

22	$250,000,000 Amended and Restated Five-Year Credit Agreement

occur after the date hereof, and on the Maturity Date for such Lender. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum fee (the “Utilization Fee”) equal to the Utilization Fee rate set forth in the definition of Applicable Rate times the actual daily Outstanding Amount of Loans and L/C Obligations for each day that such Outstanding Amount exceeds 50% of the Aggregate Commitments. The Utilization Fee payable to each Lender shall accrue at all times from the date hereof until the Maturity Date for such Lender and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Lender. The Utilization Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c) Other Fees. The Borrower shall pay the other fees set forth in the Fee Letters in the amounts and at the times set forth therein.

2.09 Computation of Interest and Fees. Interest on Base Rate Loans (if determined under clause (b) of the definition of Base Rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by it with respect to the Loans and L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

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2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless such Business Day falls in another calendar month in which case such payment shall be made on the next preceding Business Day), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Subject to Section 8.02, if, at any time prior to the Obligations being accelerated or otherwise becoming due and payable in full, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender.

(d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent

24	$250,000,000 Amended and Restated Five-Year Credit Agreement

may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to the Borrower or any Lender with respect to any amount owing under this Section 2.11(d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation or subparticipation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation or subparticipation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation or subparticipation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations and subparticipations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation or subparticipation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

25	$250,000,000 Amended and Restated Five-Year Credit Agreement

2.13 Regulation D Compensation. To the extent to which a Lender is subject to Eurodollar reserve requirements, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Rate Loans, additional interest on the related Eurodollar Rate Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Eurodollar Rate Loans of the amount then due under this Section 2.13.

2.14 Increases of Commitments. The Borrower may from time to time request that any one or more of the Lenders increase their respective Commitments or request that other Persons that are Eligible Assignees agree to make a new Commitment; provided that the Aggregate Commitments may not exceed $350,000,000. Each increased or new Commitment resulting in an increase in the Aggregate Commitments shall be effected by a Commitment Increase Agreement (herein so called) substantially in the form of Exhibit G or a Joinder Agreement (herein so called) substantially in the form of Exhibit H, as applicable, executed by the Borrower, the Administrative Agent and the existing Lender that has agreed to increase its Commitment or the new Lender that has agreed to a new Commitment, as the case may be. The Borrower agrees to execute and deliver such other documents and instruments as the Administrative Agent may reasonably request in connection with any increase of the Aggregate Commitments. None of the Lenders shall be obligated to increase its Commitment. Promptly following each increase of the Aggregate Commitments pursuant to this Section 2.14, the Administrative Agent shall deliver to the Borrower and the Lenders an amended Schedule 2.01 that gives effect to such increase. Concurrently with each increase in the Aggregate Commitments pursuant to this Section 2.14, the Borrower shall prepay any Loans outstanding on such date (and pay any amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the Lenders effective as of such date. This Section shall supercede any provisions in Section 2.12 or 10.01 to the contrary.

2.15 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 30 days prior to the first and second anniversaries of the date of this Agreement (each such date, an “Extension Date”), request that each Lender extend such Lender’s Maturity Date to the date that is one year after the last occurring Maturity Date then in effect for any Lender (the “Existing Maturity Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the applicable Extension Date and not later than the date that is 20 days prior to the applicable Extension Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”). Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

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(d) Additional Commitment Lenders. The Borrower shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Maturity Date), to become an Extending Lender.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (without regard to the new or increased Commitment of any Additional Commitment Lender) shall be more than 51% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Maturity Date pursuant to this Section 2.15 shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and after giving effect thereto; and

(ii) the representations and warranties of the Borrower contained in Article V are true and correct in all material respects on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date).

(g) Payment of Non-Extending Lenders. On the date that any Non-Extending Lender ceases to be a Lender hereunder, the Borrower shall pay all Obligations owing to such Non-Extending Lender (to the extent such Obligations have not been purchased by one or more Additional Commitment Lenders).

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income

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taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any Taxes or Other Taxes paid or payable by the Borrower pursuant to Section 3.01(a) or (b), if the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for the following amounts to the extent that such amounts arise out of Credit Extensions made to the Borrower: (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes a demand therefor.

(e) Each Lender organized under the Laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) if such Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, IRS Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts withholding tax on (or, in the case of a form delivered subsequent to the date on which a form originally was provided, reduces the rate of withholding tax on) payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim an exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8, or any successor or other applicable form

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prescribed by the IRS, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Each Lender which so delivers a Form W-8, W-8BEN, or W-8ECI further undertakes to deliver to the Borrower and the Administrative Agent additional forms (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, in each case certifying that such Lender is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding (or at a reduced rate of deduction or withholding) of any United States federal income taxes, unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

(f) Failure to Provide Withholding Forms; Changes in Tax Laws. For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 3.01(e) (unless such failure is due to a change in Law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the United States; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Change in Applicable Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans (but not to make, maintain or fund Base Rate Loans) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or on such earlier date after which such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted by it. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent reasonably determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for

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determining the Eurodollar Rate for such Eurodollar Rate Loan or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 2.13), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy) by an amount such Lender deems material, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan made to the Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any Applicable Rate.

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For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) The applicable Lender shall notify the Administrative Agent and the Borrower as soon as practicable (and in any event within 120 days) after such Lender obtains actual knowledge of any event or condition which will entitle such Lender to compensation under Section 3.01 or 3.04, and the Borrower shall not be liable for any such amount that accrues between the date such notification is required to be given to the Borrower and the date such notice is actually given to the Borrower.

(b) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for and calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(c) Upon any Lender making a claim for compensation under Section 3.01 or 3.04 or notifying the Borrower that such Lender may not make or maintain Eurodollar Rate Loans pursuant to Section 3.02, the Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. The Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each Lender and L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Principal Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Principal Officers of the Borrower as the Administrative Agent may request to establish the identities of and verify the authority and capacity of each Principal Officer thereof authorized to act as a Principal Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such evidence as the Administrative Agent may reasonably request to verify that the Borrower is duly incorporated, validly existing and in good standing in its jurisdiction of

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incorporation, including certified copies of the certificate of incorporation and bylaws of the Borrower and certificates of existence and good standing (or their equivalent) for the Borrower in its jurisdiction of incorporation;

(v) a certificate signed by a Principal Officer of the Borrower (A) certifying that there has been no event or circumstance since December 31, 2004, which has had or could be reasonably expected to have a Material Adverse Effect, and (B) showing the Debt Ratings of the Borrower on the Closing Date;

(vi) an opinion of the Assistant General Counsel of the Borrower, substantially in the form of Exhibit C;

(vii) an opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., substantially in the form of Exhibit D;

(viii) evidence of (A) the payment in full of all outstanding loans owing to the lenders under the Existing Credit Agreement (other than such lenders that are Lenders under this Agreement), together with all accrued and unpaid interest, fees and other amounts owing to such lenders (including such lenders that are Lenders under this Agreement) under the Existing Credit Agreement and (B) the payment of outstanding loans owing to the lenders under the Existing Credit Agreement that are lenders under this Agreement to the extent necessary to keep outstanding Loans ratable with the Pro Rata Shares of the Lenders under this Agreement on the Closing Date;

(ix) evidence that the $250,000,000 Five-Year Credit Agreement dated as of April 26, 2001 (as amended, the “2001 Credit Agreement”) among the Borrower, the lenders party thereto and Bank of America, as administrative agent, has been or concurrently with the Closing Date is being terminated, and that all outstanding amounts owing thereunder have been or concurrently with the Closing Date are being paid in full; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date pursuant to the Fee Letters shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings, provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent.

(d) No event or circumstance shall have occurred since December 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect.

4.02 Conditions to all Credit Extensions. The obligation of each Lender and L/C Issuer to make any Credit Extension is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, except that the representations and warranties set forth in Sections 5.04(c) and 5.05 shall be made and shall be required to be true and correct in all material respects only on the Closing Date and on each Extension Date.

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(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Majority Lenders may reasonably request.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.01 Corporate or Partnership Existence and Power. The Borrower and each Material Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business and (c) is duly qualified as a foreign corporation or partnership and in good standing in each jurisdiction where qualification is required by the nature of its business or the character and location of its property, business or customers, except, as to clauses (b) and (c), where the failure so to qualify or to have such licenses, authorizations, consents and approvals, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the certificate of incorporation or bylaws (or other organizational documents) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower which could reasonably be expected to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except for a Lien permitted hereby.

5.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower; and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by Debtor Relief Laws.

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5.04 Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2005, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the fiscal quarter then ended, a copy of which has been delivered to each of the Lenders (i) were prepared in accordance with generally accepted accounting principles, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) There has been no change since December 31, 2004 which has had or could be reasonably expected to have a Material Adverse Effect.

5.05 Litigation. There is no action, suit, proceeding or arbitration pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which has been brought by the Borrower or any Subsidiary and which in any manner questions the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

5.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

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5.08 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2001. The Borrower and each Subsidiary have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Borrower and its Subsidiaries in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles, and no tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

5.09 Full Disclosure. All information (other than financial projections) heretofore furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Borrower and its Subsidiaries that have been or hereafter will be furnished by the Borrower to the Administrative Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Borrower, at the time of preparation, to be reasonable.

5.10 Compliance with Laws. The Borrower and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which the Borrower or such Material Subsidiary is contesting in good faith or (b) failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

5.11 Regulated Status. The Borrower is not an “investment company,” within the meaning of the Investment Company Act of 1940, or a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01 Information. The Borrower will deliver to the Administrative Agent and each of the Lenders:

(a) within 60 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and reported on without Qualification by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated balance sheet as of the end of the previous fiscal year and the consolidated

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statements of income for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of the chief financial officer, the treasurer, or the chief accounting officer of the Borrower (i) setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with the requirements of Sections 7.06(c) and 7.10 and stating whether the Borrower was in compliance with the requirements of Sections 7.01(g), 7.05(c) and 7.07 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a) and (b), a schedule, certified as to its accuracy and completeness by the chief financial officer, the treasurer or the chief accounting officer of the Borrower, listing in reasonable detail the Debt balance of each Restricted Subsidiary where such Debt balance is in excess of $1,000,000, listing only Debt instruments of $1,000,000 or more; provided that no such schedule need be furnished if at the date of the related financial statements (i) the aggregate amount of Debt of domestic Restricted Subsidiaries did not exceed $50,000,000 and (ii) the aggregate amount of Debt of all Restricted Subsidiaries (other than the Debt of FMC Technologies B.V. described in Section 7.05(b)) did not exceed $100,000,000;

(e) within five Business Days after any Principal Officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that the Borrower or any Subsidiary shall have filed with the Securities and Exchange Commission;

(h) within 14 days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $1,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take with respect thereto;

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(i) as soon as practicable after a Principal Officer of the Borrower obtains knowledge of the commencement of an action, suit or proceeding against the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby, information as to the nature of such pending or threatened action, suit or proceeding; and

(j) from time to time such additional information regarding the business, properties, financial position, results of operations, or prospects of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each L/C Issuer certain materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (provided that Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”); (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, each L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02 Payment of Obligations. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities and all lawful taxes, assessments and governmental charges or levies upon it or its property or assets, except where the same may be diligently contested in good faith by appropriate proceedings or where the failure to so pay and discharge could not be reasonably expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with United States generally accepted accounting principles as in effect from time to time, appropriate reserves for the accrual of any of the same.

6.03 Maintenance of Property; Insurance.

(a) The Borrower will keep, and will cause each Restricted Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b) The Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually maintained in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

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6.04 Inspection of Property, Books and Records. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Subject to Section 10.08, the Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants (provided that the Borrower shall have the right to participate in any discussions with such accountants), all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Borrower.

6.05 Maintenance of Existence, Rights, Etc.

(a) The Borrower will preserve, renew and keep in full force and effect, and will cause each of its Restricted Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except when failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that nothing in this Section 6.05 shall prohibit (i) a transaction permitted under Section 7.02 or (ii) the termination of the corporate or partnership existence of any Restricted Subsidiary (other than FMC Technologies B.V.) if the Borrower in good faith determines that such termination is in the best interest of the Borrower and could not be reasonably expected to have a Material Adverse Effect.

(b) At no time will any Unrestricted Subsidiary hold, directly or indirectly, any capital stock of any Restricted Subsidiary.

6.06 Use of Proceeds. The proceeds of the Borrowings under this Agreement will be used by the Borrower for working capital, capital expenditures and other lawful corporate purposes, including as support for the Borrower’s commercial paper program.

6.07 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all requirements of Law (including ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date hereof and described on Schedule 7.01, securing Debt outstanding on the date hereof and any extension, renewal, substitution or replacement thereof;

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(b) Liens incidental to the conduct of its business or the ownership of its assets which (A) arise in the ordinary course of business, (B) do not secure Debt and (C) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c) Liens in favor of the Borrower or any other Restricted Subsidiary;

(d) Liens on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Debt incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Liens do not and are not extended to cover any other property or assets;

(e) Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Debt incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of the Borrower or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(f) any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in clauses (a) through (e) above; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets subject to the Lien extended, renewed, substituted or replaced (plus improvements on such property) and (2) the Debt secured by such Lien at such time is not increased; and

(g) other Liens so long as the principal amount of the Debt of the Borrower and its Restricted Subsidiaries secured thereby does not exceed $75,000,000 in the aggregate at any time and so long as the principal amount of the Debt of the Borrower’s Restricted Subsidiaries secured thereby does not exceed $25,000,000 in the aggregate at any time.

7.02 Consolidations, Mergers and Sales of Assets. The Borrower will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any Person, except that, so long as no Default or Event of Default then exists or would result therefrom:

(a) any Restricted Subsidiary (other than FMC Technologies B.V.) may merge or consolidate with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (B) any other Restricted Subsidiary or (C) any other Person if the Borrower in good faith determines that such merger or consolidation is in the best interest of the Borrower and would not have a Material Adverse Effect and, at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(b) any Restricted Subsidiary (other than FMC Technologies B.V.) may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (A) the Borrower, (B) any other Restricted Subsidiary or (C) any other Person if the Borrower in good faith determines that such sale is in the best interest of the Borrower and would not have a Material Adverse Effect and, at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Borrower delivers to the

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Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(c) the Borrower may merge or consolidate with any other Person, provided that (A) the Borrower is the continuing or surviving Person, (B) the Borrower’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto, and (C) at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto; and

(d) the Borrower may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any Person, provided that (A) the Borrower’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto and (B) at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Borrower delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Borrower showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto.

7.03 Use of Proceeds. None of such proceeds will be used, directly or indirectly, in a manner that violates Regulation U or X of the Board. The Borrower will not permit more than 25% of the consolidated assets of the Borrower and its Subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the Board.

7.04 Reserved.

7.05 Restricted Subsidiary Debt. The Borrower will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:

(a) Debt owed to the Borrower or any other Restricted Subsidiary;

(b) Debt of FMC Technologies B.V. in a principal amount not exceeding $370,000,000 incurred pursuant to that certain Five-Year Credit Agreement dated as of November 10, 2005, among FMC Technologies B.V., certain lenders and DnB NOR Bank ASA, as administrative agent; and

(c) other Debt in an aggregate principal amount for all Restricted Subsidiaries not exceeding $50,000,000 at any time.

7.06 Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(a) any Restricted Subsidiary may declare and make Restricted Payments to the Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower or any other Restricted Subsidiary and to each other owner of capital stock of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

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(b) the Borrower or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such Person; and

(c) the Borrower may declare and make Restricted Payments during any twelve consecutive month period in an aggregate amount not to exceed the greater of (i) 50% of its Consolidated Net Income in respect of such period or (ii) $100,000,000; provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

7.07 Investments in Unrestricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $100,000,000 for all such Unrestricted Subsidiaries.

7.08 Limitations on Upstreaming. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to the Borrower or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by Laws or by the Loan Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due.

7.09 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower (other than the Borrower or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a Person that is not an Affiliate in accordance with prevailing industry customs and practices.

7.10 Financial Covenants.

(a) Total Debt to EBITDA Ratio. The Borrower will not permit the ratio of Adjusted Total Debt as of the last day of any fiscal quarter to Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day to be more than 3.25 to 1.00.

(b) Interest Coverage Ratio. The Borrower will not permit the ratio of Consolidated EBITDA for any period of four consecutive fiscal quarters to Consolidated Interest Expense for such period to be less than 3.50 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) any principal of any Loan or L/C Borrowing shall not be paid when due, or any interest, fees or other amount payable hereunder shall not be paid within five Business Days of the due date thereof;

(b) the Borrower shall fail to observe or perform any covenant contained in Sections 6.05(b) or 6.06 or Article VII;

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(c) the Borrower shall fail to observe or perform any of its covenants or agreements contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; provided that the 30-day grace period set forth above shall be reduced by the number of days that any officer of the Borrower had knowledge of any applicable failure prior to giving notice thereof to the Administrative Agent and the Lenders pursuant to Section 6.01(e).

(d) any representation, warranty, certification or statement by the Borrower made in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto or deemed to be made pursuant to Section 4.02 shall have been incorrect in any material respect when made or deemed to be made;

(e) the Borrower or any Material Subsidiary shall fail to make any payment in respect of Material Financial Obligations when due after giving effect to any applicable grace period;

(f) any event or condition shall occur that (i) results in the acceleration of the maturity of Material Financial Obligations or (ii) enables the holder or holders of Material Financial Obligations or any Person acting on behalf of such holder or holders to accelerate the maturity thereof, provided that no Event of Default under this clause (ii) shall occur unless and until any required notice has been given and/or period of time has elapsed with respect to such Material Financial Obligations so as to perfect such right to accelerate;

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

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(j) Enforceable Judgments for the payment of money (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary in an aggregate amount exceeding (i) $25,000,000, if rendered against any Material Subsidiary, or (ii) $50,000,000, if rendered against the Borrower, and shall continue unsatisfied and unstayed for a period of 30 days;

(k) a Change of Control shall occur; or

(l) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Majority Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event, the Administrative Agent shall (i) if requested by the Majority Lenders, by notice to the Borrower, terminate the Commitments, and the Commitments shall thereupon terminate, (ii) if requested by Majority Lenders, by notice to the Borrower, declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) if requested by the Majority Lenders, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Outstanding Amount thereof); and (iv) if requested by the Majority Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in the case of any of the Events of Default specified in Sections 8.01(g) and (h) with respect to the Borrower, immediately and without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall terminate and the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall become effective.

8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Obligations have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and each L/C Issuer (including Attorney Costs of the Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

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Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except as provided in Section 9.06.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

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(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall be a Lender with an

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office in the United States, or an Affiliate of a Lender with an office in the United States, such appointment to be subject to the approval of the Borrower at all times other than during the existence of an Event of Default (which approval of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each L/C Issuer, after consultation with the Borrower and the Lenders, appoint from among the Lenders a successor Administrative Agent meeting the qualifications set forth above and capable of performing the duties of a L/C Issuer; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer

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and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand of the Administrative Agent (or any sub-agent thereof), each L/C Issuer or any Related Party of any of the foregoing (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless the Administrative Agent (or any sub-agent thereof), each L/C Issuer and any Related Party of the foregoing from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders (or the Administrative Agent with the written consent of the Majority Lenders) and, in the case of an amendment, the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby (or the

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Administrative Agent with the written consent of such Lenders) and, in the case of an amendment, by the Borrower do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest or fees specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

(e) change the definition of Pro Rata Share or Voting Percentage; or

(f) amend this Section, the last sentence of Section 2.04(a), the second to the last sentence of Section 2.05, Section 2.12, Section 10.05, or any provision herein providing for consent or other action by all the Lenders;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Majority Lenders or all the directly affected Lenders, as the case may be (or the Administrative Agent on their behalf), affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the directly affected Lenders, as the case may be (or the Administrative Agent on their behalf), affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication; Facsimile Signatures.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or a L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on such Person’s signature page hereto; and

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(ii) if to any other Lender or a L/C Issuer (to the extent that such L/C Issuer’s address, telecopier number, electronic mail address or telephone number is not specified on such Person’s signature page hereto), to the address, telecopier number, electronic mail address or telephone number specified in such Person’s Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and any L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent (with a copy to the Borrower) from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses, or liabilities are determined in a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (which in such case shall be limited to all reasonable fees and disbursements of one law firm for all Lenders (other than the Administrative Agent), except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Majority Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders). The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all the other Obligations.

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10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer and each Related Party of the foregoing persons (each such person being called an “Indemnitee”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any of their respective officers or directors, including any Indemnified Liability arising out of or based upon any untrue statement; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee arising out of or relating to the Loan Documents, any Commitment, Loan or Letter of Credit, the use or contemplated use of the proceeds of any Credit Extension (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the administration by the Administrative Agent (and any sub-agent thereof) and its Related Parties of this Agreement and the other Loan Documents or the relationship of the Borrower, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses or reasonable costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, investigation or proceeding, or as a result of the investigation or the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

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10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that, except as provided in Section 7.02, the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee as set forth on Schedule 10.07. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the fourth sentence of Section 2.10(a), the entries in the Register shall be rebuttably presumptively true and correct, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

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Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Lender organized under the laws of a jurisdiction outside of the United States if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with Section 3.01 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower on or prior to such fifth Business Day.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and each L/C Issuer and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(i) Notwithstanding anything to the contrary contained herein, if at any time any Lender that is then acting as a L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above or resigns as Administrative Agent pursuant to Section 9.06, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as a L/C Issuer; provided that, if such Lender is the only L/C Issuer at such time, such Lender may not relinquish such role until a Lender, reasonably acceptable to the Borrower, has agreed to accept such role. In the event of any such resignation by a Lender as a L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor to it as a L/C Issuer hereunder, provided that, subject to the proviso at the end of the immediately preceding sentence, no failure by the Borrower to appoint any such successor shall affect the right of any Lender to resign as a L/C Issuer. Upon the acceptance of a successor L/C Issuer’s appointment hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. Until such substitution or assumption occurs, the retiring L/C Issuer shall retain all the rights and obligations of a L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(e)).

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or Subsidiary; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower or Subsidiary relating to the Borrower or Subsidiary or its business,

54	$250,000,000 Amended and Restated Five-Year Credit Agreement

other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations then due and payable by the Borrower to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and

55	$250,000,000 Amended and Restated Five-Year Credit Agreement

notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Removal and Replacement of Lenders.

(a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(c), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04 or make similar notifications pursuant to Section 3.02. The Borrower shall, in the case of a termination of such Lender’s Commitment pursuant to clause (i) preceding, (x) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to each L/C Issuer as it may reasonably require with respect to any continuing obligation of such Lender to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Credit Extensions. The Borrower shall, in the case of an assignment pursuant to clause (ii) preceding, cause to be paid the assignment fee payable to the Administrative Agent pursuant to Section 10.07(b). The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) This Section 10.15 shall supersede any provision in Section 10.01 or Section 10.07 to the contrary.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE

56	$250,000,000 Amended and Restated Five-Year Credit Agreement

BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.20 Restatement of Existing Credit Agreement. The parties hereto agree that, on the Closing Date, (a) the Existing Credit Agreement shall be amended, modified, renewed, restated, replaced and superceded by this Agreement, (b) any outstanding “Obligations” (as defined in the Existing Credit Agreement) that are not repaid pursuant to Section 4.01 shall be renewed and, from and after the Closing Date, evidenced by this Agreement and the other Loan Documents, (c) any Notes executed pursuant to this Agreement shall amend, modify, renew, replace and supercede, but not discharge or novate, any “Notes” (as defined in the Existing Credit Agreement) executed pursuant to the Existing Credit Agreement, and such “Notes” shall be returned to the Borrower, marked “renewed and replaced,” and (d) the lenders under the Existing Credit Agreement that are not Lenders under this Agreement shall have no Commitment or other rights or obligations under this Agreement.

10.21 Termination of Commitments Under 2001 Credit Agreement. The commitments of the lenders under the 2001 Credit Agreement shall terminate on the Closing Date. Execution of this Agreement by Lenders who are lenders under the 2001 Credit Agreement shall constitute a waiver of the notice provisions in Sections 2.05 and 10.02 of the 2001 Credit Agreement.

57	$250,000,000 Amended and Restated Five-Year Credit Agreement

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES TO FOLLOW.

58	$250,000,000 Amended and Restated Five-Year Credit Agreement

EXECUTED as of the date first stated above.

FMC TECHNOLOGIES, INC.

By:	/s/ Joseph J. Meyer
Name:	Joseph J. Meyer
Title:	Director, Treasury Operations

Address for Notices:

FMC Technologies, Inc.

200 East Randolph Drive

Chicago, IL 60601

Attention: Mr. Joseph J. Meyer, Director, Treasury Operations

Telephone: (312) 861-6146

Facsimile: (312) 861-6148

Electronic Mail: joseph.meyer@fmcti.com

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

Address for Notices:

Bank of America, N.A.

TX1-492-14-12

901 Main Street

Dallas, TX 75202

Attention: Ms. Renita M. Cummings, Assistant Vice President

Telephone: (214) 209-4130

Facsimile: (214) 290-8371

Electronic Mail: renita.m.cummings@bankofamerica.com

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

EXECUTED as of the date first stated above.

DNB NOR BANK ASA, as a Lender

By:	/s/ Stig Kristiansen
Name:	Stig Kristiansen
Title:	Vice President

By:	/s/ Espen Kvilekval
Name:	Espen Kvilekval
Title:	Senior Vice President

EXECUTED as of the date first stated above.

COÖPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Ivan Rodriguez
Name:	Ivan Rodriguez
Title:	Vice President

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

EXECUTED as of the date first stated above.

THE BANK OF TOKYO-MITSUBISHI, LTD.,
HOUSTON AGENCY, as a Lender

By:	/s/ John McGhee
Name:	John McGhee
Title:	Vice President & Manager

EXECUTED as of the date first stated above.

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Eric R. Hollingsworth
Name:	Eric R. Hollingsworth
Title:	Vice President

EXECUTED as of the date first stated above.

FOKUS BANK ASA,
as a Lender

By:	/s/ Ronny Goethesen
Name:	Ronny Goethesen
Title:	General Manager

EXECUTED as of the date first stated above.

JPMORGAN CHASE BANK, NA,
as a Lender

By:	/s/ Dianne L. Russell
Name:	Dianne L. Russell
Title:	Vice President

EXECUTED as of the date first stated above.

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

EXECUTED as of the date first stated above.

NATIONAL CITY BANK OF THE MIDWEST,
as a Lender

By:	/s/ Jon R. Hinard
Name:	Jon R. Hinard
Title:	Senior Vice President

EXECUTED as of the date first stated above.

ROYAL BANK OF SCOTLAND, PLC,
as a Lender

By:	/s/ Philippe Sandmeier
Name:	Philippe Sandmeier
Title:	Managing Director

EXECUTED as of the date first stated above.

WESTLB AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Angelika Seifert
Name:	Angelika Seifert
Title:	Executive Director

By:	/s/ Jared Brenner
Name:	Jared Brenner
Title:	Executive Director

EXECUTED as of the date first stated above.

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Alex Nikolov
Name:	Alex Nikolov
Title:	Second-Vice President

EXECUTED as of the date first stated above.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ R. Michael Newton
Name:	R. Michael Newton
Title:	Vice President

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